THE INFORMATION IN THIS PRICING SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT DELIVER THESE SECURITIES UNTIL A FINAL PRICING SUPPLEMENT IS DELIVERED. THIS PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


       Subject to Completion, Pricing Supplement dated February 26, 2002


PROSPECTUS Dated January 24, 2001                   Pricing Supplement No. 65 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-47576
Dated January 24, 2001                                      Dated         , 2002
                                                                  Rule 424(b)(3)


                               $
                        Morgan Stanley Dean Witter & Co.
                          MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes

                            -----------------------

                    % Exchangeable Notes due March 30, 2010
                   Exchangeable for Shares of Common Stock of
                               Merck & Co., Inc.

Beginning April   , 2002, you will be able to exchange your notes for a number of shares of Merck common stock, subject to our right to call all of the notes
on or after September   , 2004.

o    The principal amount and issue price of each note is $1,000.

o    We will pay interest at the rate of    % per year on the $1,000 principal
     amount of each note. Interest will be paid semi-annually on each March 30 and September 30, beginning September 30, 2002.

o    Beginning April   , 2002, you will have the right to exchange each note for
          shares of Merck common stock. If you exchange, we will have the right to deliver to you either the actual shares or the cash value of such shares. You will not be entitled to receive any accrued but unpaid interest on the notes.

o    Beginning September   , 2004, we have the right to call all of the notes
     and pay to you the call price of $1,000 per note. However, if the market
     value of     shares of Merck common stock on the last trading day before we send our call notice is equal to or greater than $1,000, we will instead deliver to you shares of Merck common stock per note.

o If we decide to call the notes, we will give you notice at least 30 but no more than 60 days before the call date specified in the notice. If we notify you that we will be delivering shares of Merck common stock on the call date, rather than the call price in cash, you will still be able to exercise your exchange right on any day prior to the fifth scheduled trading day prior to the call date.

o    If you hold the notes to maturity, we will pay $1,000 per note to you.

o Merck & Co., Inc. is not involved in this offering of the notes in any way and will have no obligation of any kind with respect to the notes.

You should read the more detailed description of the notes in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of Notes."

The notes involve risks not associated with an investment in conventional debt securities. See "Risk Factors" beginning on PS-6.


                            -----------------------

                        PRICE 100% AND ACCRUED INTEREST

                            -----------------------

                            Price              Agent's           Proceeds to
                          to Public          Commissions         the Company
                          ---------          -----------         -----------
Per Note..............        %                   %                   %
Total.................        $                   $                   $

                                 MORGAN STANLEY

                      (This page intentionally left blank)

                         SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the notes we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

                              The Notes

Each note costs $1,000        We, Morgan Stanley Dean Witter & Co., are
                              offering our     % Exchangeable Notes due March
                              30, 2010, which you may exchange for Merck & Co.,
                              Inc. common stock beginning on April   , 2002.
                              The principal amount and issue price of each note is $1,000. We refer to Merck & Co., Inc. common stock as Merck Stock. If you hold the notes to maturity, which is March 30, 2010, we will pay
                              $1,000 per note to you.

       % interest on the      We will pay interest on the notes, at the rate of
principal amount                % per year on the $1,000 principal amount of
                              each note, semi-annually on each March 30 and September 30, beginning September 30, 2002.

                              Your Exchange Right

The exchange ratio is         Beginning April   , 2002, you may exchange each
                              note for a number of shares of Merck Stock equal to the exchange ratio. The exchange ratio is shares of Merck Stock per note, subject to
                              adjustment for certain corporate events relating to Merck & Co., Inc., which we refer to as Merck.

                              When you exchange your notes, our affiliate
                              Morgan Stanley & Co. Incorporated or its successors, which we refer to as MS & Co., acting as calculation agent, will determine the exact number of shares of Merck Stock you will receive based on the principal amount of the notes you exchange and the exchange ratio as it may have been adjusted through the exchange date.

                              To exchange a note on any day, you must instruct your broker or other person with whom you hold your notes to take the following steps through normal clearing system channels:

                              o fill out an Official Notice of Exchange, which is attached as Annex A to this pricing supplement;

                              o deliver your Official Notice of Exchange to us before 11:00 a.m. (New York City time) on that day; and

                              o deliver your note certificate to JPMorgan Chase Bank (formerly known as The Chase Manhattan
                                 Bank), as trustee for our senior notes, on the day we deliver your shares or pay cash to you, as described below.

                              If you give us your Official Notice of Exchange after 11:00 a.m. (New York City time) on any day or at any time on a day when the stock markets are closed, your notice will not become effective until the next day that the stock markets are open.

We can choose to pay to you   We will pay to you, at our option, on the third
cash or Merck Stock if you    business day after you give us your Official
elect to exchange your notes  Notice of Exchange, either:

                              o  shares of Merck Stock, or

                              o  the cash value of such shares.

                              We will not pay any accrued but unpaid interest if you elect to exchange your notes.

                              Our right to call the notes may affect your ability to exchange your notes.

Our call right                Beginning September   , 2004, we have the right to
                              call all of the notes. If we call the notes, we will do the following:

                              o send a notice announcing that we have decided to call the notes;

                              o specify in the notice a call date when you will receive payment in exchange for delivering your notes to the trustee; that call date will not be less than 30 or more than 60 days after the date of the notice; and

                              o specify in the notice the number of shares of Merck Stock or the cash call price that we will pay to you in exchange for each note, as explained in the next paragraph. We will not pay any accrued but unpaid interest upon our call of the notes.

We may call the notes for     On the last trading day before the date of our
stock or cash, depending      call notice, the calculation agent will determine
on the price of Merck Stock   the value of the shares of Merck Stock that a
                              noteholder would receive upon exchange of a note.
                              That value is referred to as parity. If parity is less than the call price of $1,000, then we will pay the call price to you in cash. If we notify you that we will give you cash on the call date, you will no longer be able to exercise your exchange right.

                              If, however, parity as so determined is equal to or greater than the call price, then we will deliver the shares of Merck Stock instead. In that case, you will still have the right to exercise your exchange right on any day prior to the fifth scheduled trading day prior to the call date. If the price of Merck Stock is lower on the call date than it was on the last trading day before the date of our call notice, the value of the Merck Stock that you receive on the call date for each note may be less than $1,000.

Merck Stock is                The last reported sales price of Merck Stock on
currently $      per share    the New York Stock Exchange, Inc. on the date of
                              this pricing supplement was $         . You can
                              review the historical prices of Merck Stock in the section of this pricing supplement called
                              "Description of Notes--Historical Information."

MS & Co. will be the          We have appointed our affiliate MS & Co. to act as
Calculation Agent             calculation agent for JPMorgan Chase Bank, the
                              trustee for our senior notes. As calculation agent, MS & Co. will determine the exchange ratio and calculate the number of shares of Merck Stock or the amount of cash that you receive if you exercise your exchange right or if we call the notes. As calculation agent, MS & Co. will also adjust the exchange ratio for certain corporate events that could affect the price of Merck Stock and that we describe in the section of this pricing supplement called "Description of
                              Notes--Antidilution Adjustments."

No affiliation with           Merck is not an affiliate of ours and is not
Merck                         involved with this offering in any way. The notes
                              are obligations of Morgan Stanley Dean Witter &
                              Co. and not of Merck.

Where you can find more       The notes are senior notes issued as part of our
information on the notes      Series C medium-term note program. You can find a
                              general description of our Series C medium-term note program in the accompanying prospectus supplement dated January 24, 2001. We describe the basic features of this type of note in the sections of the prospectus supplement called
                              "Description of Notes--Fixed Rate Notes" and
                              "--Exchangeable Notes."

                              Because this is a summary, it does not contain all of the information that may be important to you, including the specific requirements for the exercise of your exchange right and of our call right. You should read the section of this pricing supplement called "Description of Notes" for a detailed description of the terms of the notes. You should also read about some of the risks involved in investing in the notes in the section of this pricing supplement called "Risk Factors." We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the notes.

How to reach us               You may contact us at our principal executive
                              offices at 1585 Broadway, New York, New York
                              10036 (telephone number (212) 761-4000).

                                  RISK FACTORS

     The notes are not secured debt and are riskier than ordinary debt securities. This section describes the most significant risks relating to the notes. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.


Yield to maturity less than   These notes pay interest at the rate of    % of
interest on ordinary notes    the principal amount per year. This interest rate
                              is lower than the interest rate that we would pay on non- exchangeable senior notes maturing at the same time as the notes. If you exchange your notes or we call the notes, you will not receive any accrued but unpaid interest.

Notes may not be              We do not currently intend to list the notes on
actively traded               any organized securities exchange. There may be
                              little or no secondary market for the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. MS & Co. currently intends to act as a market maker for the notes, but it is not required to do so.

Market price of notes         Several factors, many of which are beyond our
influenced by many            control, will influence the value of the notes,
unpredictable factors         including:

                              o  the market price of Merck Stock

                              o the volatility (frequency and magnitude of changes in price) of Merck Stock

                              o  the dividend rate on Merck Stock

                              o economic, financial, political, regulatory or judicial events that affect stock markets generally and which may affect the market price of Merck Stock

                              o interest and yield rates in the market o the time remaining until (1) you can exchange your notes for Merck Stock, (2) we can call the notes and (3) the notes mature

                              o  our creditworthiness

                              These factors will influence the price that you will receive if you sell your notes prior to maturity. For example, you may have to sell your notes at a substantial discount from the issue price if the market price of Merck Stock is at, below or not sufficiently above the price of Merck Stock at pricing.

                              You cannot predict the future performance of Merck Stock based on its historical performance.

No affiliation with           We are not affiliated with Merck.  Although we do
Merck                         not have any non-public information about Merck as
                              of the date of this pricing supplement, we or our subsidiaries may presently or from time to time engage in business with Merck, including extending loans to, or making equity investments in, Merck or providing advisory services to Merck, including merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non- public information about Merck. Neither we nor any of our affiliates undertakes to disclose any such information to you. Moreover, we have no ability to control or predict the actions of Merck, including any corporate actions of the type that would require the calculation agent to adjust the exchange ratio. We or our affiliates from time to time have published and in the future may publish research reports with respect to Merck. These research reports may or may not recommend that investors buy or hold Merck Stock. Merck is not involved in the offering of the notes in any way and has no obligation to consider your interest as an owner of these notes in taking any corporate actions that might affect the value of your notes. None of the money you pay for the notes will go to Merck.

You have no                   As an owner of notes, you will not have voting
shareholder rights            rights or the right to receive dividends or other
                              distributions or any other rights with respect to Merck Stock.

The antidilution adjustments  MS & Co., as calculation agent, will adjust the
we are required to make do    exchange ratio for certain events affecting Merck
not cover every corporate     Stock, such as stock splits and stock dividends,
event that can affect Merck   and certain other corporate actions involving
Stock                         Merck, such as mergers. However, the calculation
                              agent is not required to make an adjustment for every corporate event that can affect Merck
                              Stock. For example, the calculation agent is not required to make any adjustments if Merck or anyone else makes a partial tender offer or a partial exchange offer for Merck Stock. If an event occurs that does not require the calculation agent to adjust the exchange ratio, the market price of the notes may be materially and adversely affected. In addition, the calculation agent may, but is not required to, make adjustments for corporate events that can affect Merck Stock other than those contemplated in this pricing supplement. Such adjustments will be made to reflect the consequences of those corporate events but not with the aim of changing the relative investment risk. The determination by the calculation agent to adjust, or not to adjust, the exchange ratio may materially and adversely affect the market price of the notes.

Adverse economic interests    As calculation agent, our affiliate MS & Co. will
of the calculation agent and calculate how many shares of Merck Stock or the its affiliates may influence equivalent cash amount you will receive in
determinations                exchange for your  notes and what adjustments
                              should be made to the exchange ratio to reflect certain corporate and other events. We expect that MS & Co. and other affiliates will carry out hedging activities related to the notes (and possibly to other instruments linked to Merck
                              Stock), including trading in Merck Stock as well as in other instruments related to Merck Stock.
                              Any of these hedging activities and MS & Co.'s affiliation with us could influence MS & Co.'s determinations as calculation agent, including with respect to adjustments to the exchange ratio, and, accordingly, the amount of stock or cash that you receive when you exchange the notes or when we call the notes. In addition, we or our subsidiaries may issue other securities linked to Merck Stock. MS & Co. and some of our other subsidiaries also trade in Merck Stock and other financial instruments related to Merck Stock on a regular basis as part of their general broker-dealer and other businesses. Any of these trading activities could potentially affect the price of Merck Stock and, accordingly, the value of the Merck Stock or the amount of cash you will receive upon exchange or redemption.

Tax treatment                 You should also consider the tax consequences of
                              investing in the notes. If you are a U.S. taxable
                              investor, you will be subject to annual income
                              tax based on the comparable yield of the notes,
                              which will be higher than the   % interest rate
                              you will receive on the notes. In addition, any gain recognized by U.S. taxable investors on the sale, exchange or retirement of the notes will be treated as ordinary income. Please read carefully the section of this pricing supplement called
                              "Description of Notes--United States Federal
                              Income Taxation" and the section called "United
                              States Federal Taxation--Notes--Optionally
                              Exchangeable Notes" in the accompanying
                              prospectus supplement.

                              DESCRIPTION OF NOTES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "Note" refers to each $1,000
principal amount of our   % Exchangeable Notes due March 30, 2010 (Exchangeable
for Shares of Common Stock of Merck & Co., Inc.). In this pricing supplement, the terms "Morgan Stanley," "we," "us" and "our" refer to Morgan Stanley Dean Witter & Co.

Principal Amount..............   $

Maturity Date.................   March 30, 2010

Specified Currency............   U.S. Dollars

Issue Price...................   100%

Interest Rate.................         % per annum

Interest Payment Dates........   Each March 30 and September 30, beginning
                                 September 30, 2002

Original Issue Date
(Settlement Date).............   March   , 2002

CUSIP.........................   617446HA0

Minimum Denominations.........   $1,000

Exchange Right................   On any Exchange Date, you will be entitled,
                                 upon your completion and delivery to us and the Calculation Agent of an Official Notice of Exchange (in the form of Annex A attached hereto) prior to 11:00 a.m. (New York City time) on such date, to exchange each Note for Merck Stock at the Exchange Ratio. You will not, however, be entitled to exchange your Notes if we have previously called the Notes for the cash Call Price as described under "--Morgan Stanley Call Right" below.

                                 Upon any such exchange, we may, at our sole option, either deliver such shares of Merck Stock or pay an amount in cash equal to the Exchange Ratio times the Market Price (as defined below) of Merck Stock on the Exchange Date, as determined by the Calculation Agent, in lieu of such Merck Stock. See "--Market Price."

                                 Such delivery or payment will be scheduled to be made on the third business day after the Exchange Date, upon delivery of your Notes to the Trustee. We refer to that third business day after the Exchange Date, or, if later, the day on which you actually deliver your Notes to the Trustee and fulfill all the conditions of your exchange, as the "Exchange Settlement Date."

                                 Upon any exercise of the Exchange Right, you will not be entitled to receive any cash payment representing any accrued but unpaid interest. Consequently, if you exchange your Notes so that the Exchange Settlement Date occurs during the period from the close of business on a Record Date (as defined below) for the payment of interest and prior to the next succeeding Interest Payment Date, the Notes that you exchange must, as a condition to the delivery of Merck Stock or cash to you, be accompanied by funds equal to the interest payable on the succeeding Interest Payment Date on the principal amount of Notes that you exchange.

                                 We will, or will cause the Calculation Agent to, deliver such shares of Merck Stock or cash to the Trustee for delivery to you.

Record Date...................   The Record Date for each Interest Payment Date
                                 (other than the Maturity Date) will be the close of business on the date 15 calendar days prior to such Interest Payment Date, whether or not that date is a Business Day.

No Fractional Shares .........   If upon any exchange of the Notes we deliver
                                 shares of Merck Stock, we will pay cash in lieu of delivering any fractional share of Merck Stock in an amount equal to the corresponding fractional Market Price of Merck
                                 Stock as determined by the Calculation Agent on the second Trading Day prior to the applicable Exchange Settlement Date or Call
                                 Date.

Exchange Ratio ...............         , subject to adjustment for certain
                                 corporate events relating to Merck. See
                                 "--Antidilution Adjustments" below.

Exchange Date.................   Any Trading Day on which you satisfy the
                                 conditions to exchange your Notes as described
                                 under "Exchange Right" above; provided that
                                 such Trading Day falls during the period
                                 beginning April   , 2002 and ending on the
                                 Trading Day prior to the earliest of (i) the fifth scheduled Trading Day prior to the Maturity Date, (ii) the fifth scheduled
                                 Trading Day prior to the Call Date and (iii) in the event of a call for the cash Call Price as described under "--Morgan Stanley Call
                                 Right" below, the last scheduled Trading Day prior to the Morgan Stanley Notice Date.

Morgan Stanley Call Right ....   On or after September   , 2004, we may call the
                                 Notes, in whole but not in part, for mandatory exchange into Merck Stock at the Exchange
                                 Ratio; provided that, if Parity (as defined below) on the Trading Day immediately preceding the Morgan Stanley Notice Date, as determined by the Calculation Agent, is less than the Call Price, we will pay the Call
                                 Price in cash on the Call Date. If we call the Notes for mandatory exchange, then, unless you subsequently exercise the Exchange Right (the exercise of which will not be available to you following a call for cash in an amount equal to the Call Price), the Merck Stock or (in the event of a call for cash, as described above) cash to be delivered to you will be delivered on the Call Date fixed by us and set forth in our notice of mandatory exchange, upon delivery of your Notes to the Trustee. We will, or will cause the Calculation Agent to, deliver such shares of Merck Stock or cash to the Trustee for delivery to you. You will not receive any accrued but unpaid interest on the Notes.

                                 On or after the Morgan Stanley Notice Date
                                 (other than with respect to a call of the Notes for the cash Call Price by Morgan Stanley) you will continue to be entitled to exercise the Exchange

                                 Right and receive any amounts described under "--Exchange Right" above.

Morgan Stanley Notice Date....   The scheduled Trading Day on which we issue our
                                 notice of mandatory exchange, which must be at least 30 but no more than 60 days prior to the Call Date.

Call Date.....................   The scheduled Trading Day on or after September
                                   , 2004 specified by us in our notice of
                                 mandatory exchange on which we will deliver
                                 Merck Stock or cash to holders of the Notes for mandatory exchange.

Parity........................   With respect to any Trading Day, an amount
                                 equal to the Exchange Ratio times the Market
                                 Price of Merck Stock (and any other Exchange
                                 Property) on such Trading Day.

Call Price....................   $1,000 per Note.

Market Price..................   If Merck Stock (or any other security for which
                                 a Market Price must be determined) is listed on a national securities exchange, is a security of the Nasdaq National Market or is included in the OTC Bulletin Board Service
                                 ("OTC Bulletin Board") operated by the
                                 National Association of Securities Dealers,
                                 Inc. (the "NASD"), the Market Price for one share of Merck Stock (or one unit of any such other security) on any Trading Day means (i) the last reported sale price, regular way, of the principal trading session on such day on the principal United States securities exchange registered under the Securities
                                 Exchange Act of 1934, as amended (the
                                 "Exchange Act"), on which Merck Stock (or any such other security) is listed or admitted to trading (which may be the Nasdaq National
                                 Market if it is then a national securities exchange) or (ii) if not listed or admitted to trading on any such securities exchange or if such last reported sale price is not obtainable (even if Merck Stock (or such other security) is listed or admitted to trading on such securities exchange), the last reported sale price of the principal trading session on the over-the-counter market as reported on the Nasdaq National Market (if it is not then a national securities exchange) or OTC Bulletin
                                 Board on such day. If the last reported sale price of the principal trading session is not available pursuant to clause (i) or (ii) of the preceding sentence because of a Market
                                 Disruption Event or otherwise, the Market
                                 Price for any Trading Day shall be the mean, as determined by the Calculation Agent, of the bid prices for Merck Stock (or any such other security) obtained from as many dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. A "security of the Nasdaq
                                 National Market" shall include a security included in any successor to such system and the term "OTC Bulletin Board Service" shall include any successor service thereto.

Trading Day...................   A day, as determined by the Calculation Agent,
                                 on which trading is generally conducted on the New York Stock Exchange, Inc.

                                 ("NYSE"), the American Stock Exchange LLC, the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States and on which a Market Disruption Event has not occurred.

Book Entry Note or
Certificated Note.............   Book Entry, DTC

Senior Note or Subordinated
Note..........................   Senior

Trustee.......................   JPMorgan Chase Bank (formerly known as The
                                 Chase Manhattan Bank)

Agent for this Underwritten
Offering of Notes.............   MS & Co.

Calculation Agent.............   MS & Co.

                                 All determinations made by the Calculation
                                 Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

                                 Because the Calculation Agent is our
                                 affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an owner of the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in making adjustments to the Exchange Ratio or other antidilution adjustments or determining the Market Price or whether a Market Disruption Event has occurred. See "--Antidilution Adjustments" and "--Market Disruption Event" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Antidilution Adjustments......   The Exchange Ratio will be adjusted as follows:

                                 1. If Merck Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Exchange Ratio will be adjusted to equal the product of the prior Exchange Ratio and the number of shares issued in such stock split or reverse stock split with respect to one share of Merck Stock.

                                 2. If Merck Stock is subject (i) to a stock dividend (issuance of additional shares of Merck Stock) that is given ratably to all holders of shares of Merck Stock or (ii) to a distribution of Merck Stock as a result of the triggering of any provision of the corporate charter of Merck, then once the dividend has become effective and Merck Stock is trading ex-dividend, the Exchange Ratio will be adjusted so that the new Exchange Ratio shall equal the prior Exchange Ratio plus the product of (i) the number of shares issued with respect to one share of Merck Stock and
                                 (ii) the prior Exchange Ratio.

                                 3. There will be no adjustments to the
                                 Exchange Ratio to reflect cash dividends or other distributions paid with respect to Merck Stock other than distributions described in paragraph 6 below and Extraordinary Dividends as described below. A cash dividend or other distribution with respect to Merck Stock will be deemed to be an "Extraordinary Dividend" if such dividend or other distribution exceeds the immediately preceding non-Extraordinary Dividend for Merck Stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) by an amount equal to at least 10% of the Market Price of Merck Stock on the Trading Day preceding the ex-dividend date for the payment of such Extraordinary Dividend (the "ex-dividend date"). If an Extraordinary Dividend occurs with respect to Merck Stock, the Exchange Ratio with respect to Merck Stock will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Exchange Ratio will equal the product of (i) the then current Exchange Ratio and (ii) a fraction, the numerator of which is the Market Price on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the Market Price on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount. The "Extraordinary Dividend Amount" with respect to an Extraordinary Dividend for Merck Stock will equal (i) in the case of cash dividends or other distributions that constitute quarterly dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for Merck Stock or
                                 (ii) in the case of cash dividends or other distributions that do not constitute quarterly dividends, the amount per share of such Extraordinary Dividend. To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent, whose determination shall be conclusive. A distribution on the Merck Stock described in paragraph 6 below that also constitutes an Extraordinary Dividend shall only cause an adjustment to the Exchange Ratio pursuant to paragraph 6.

                                 4. If Merck is being liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, the Notes will continue to be exchangeable into Merck Stock so long as a Market Price for Merck Stock is available. If a Market Price is no longer available for Merck Stock for whatever reason, including the liquidation of Merck or the subjection of Merck to a proceeding under any applicable bankruptcy, insolvency or other similar law, then the value of Merck Stock will equal zero for so long as no Market Price is available.

                                 5. If there occurs any reclassification or change of Merck Stock, including, without limitation, as a result of the issuance of tracking stock by Merck, or if Merck has been subject to a merger, combination or consolidation and is not the surviving entity, or if there occurs a sale or conveyance to another corporation of the property and assets of Merck as an entirety or substantially as an entirety, in each case as a result of which the holders of Merck

                                 Stock shall be entitled to receive stock, other securities or other property or assets (including, without limitation, cash or other classes of stock of Merck) ("Exchange Property") with respect to or in exchange for such Merck Stock, then the holders of the Notes then outstanding will be entitled thereafter to exchange such Notes into the kind and amount of Exchange Property that they would have owned or been entitled to receive upon such reclassification, change, merger, combination, consolidation, sale or conveyance had such holders exchanged such Notes at the then current Exchange Ratio for Merck Stock immediately prior to any such corporate event, but without interest thereon. At such time, no adjustment will be made to the Exchange Ratio. In the event the Exchange Property consists of securities, those securities will, in turn, be subject to the antidilution adjustments set forth in paragraphs 1 through 6.

                                 6. If Merck issues to all of its shareholders equity securities of an issuer other than Merck (other than in a transaction described in paragraph 5 above), then the holders of the Notes then outstanding will be entitled to receive upon exchange of such Notes, in lieu of such new equity securities, an additional amount of Merck Stock. The then current Exchange Ratio will be increased by the product of (i) the Exchange Ratio in effect for Merck Stock at the time of the issuance of such new equity securities to the holders of Merck Stock and (ii) a fraction, the numerator of which is the aggregate Market Price of the shares of such new equity securities issued with respect to one share of Merck Stock, and the denominator of which is the Market Price of Merck Stock, each as determined on the first Trading Day after which such new equity securities have been received by the holders of Merck Stock and on which Market Prices for both Merck Stock and such new equity securities are available.

                                 7. No adjustments to the Exchange Ratio will be required other than those specified above. The adjustments specified above do not cover all of the events that could affect the Market Price of Merck Stock, including, without limitation, a partial tender or exchange offer for Merck Stock. The Calculation Agent may, in its sole discretion, make additional changes to the Exchange Ratio upon the occurrence of corporate or other similar events that affect or could potentially affect market prices of, or shareholder's rights in, Merck Stock (or other Exchange Property), but only to reflect such changes, and not with the aim of changing relative investment risk.

                                 No adjustment to the Exchange Ratio will be required unless such adjustment would require a change of at least 0.1% in the Exchange Ratio then in effect. The Exchange Ratio resulting from any of the adjustments specified above will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward.

                                 The Calculation Agent shall be solely
                                 responsible for the determination and
                                 calculation of any adjustments to the Exchange

                                 Ratio and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraph 5 or 6 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

                                 The Calculation Agent will provide information as to any adjustments to the Exchange Ratio upon written request by any holder of the Notes.

                                 If you exercise your Exchange Right and we elect to deliver Merck Stock or if we call the Notes for Merck Stock, the Calculation Agent will continue to make such adjustments until the close of business on the Exchange Date or the third Trading Day prior to the Call Date, as applicable.

Market Disruption Event.......   "Market Disruption Event" means, with respect
                                 to Merck Stock:

                                    (i) a suspension, absence or material
                                    limitation of trading of Merck Stock on the primary market for Merck Stock for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for Merck Stock as a result of which the reported trading prices for Merck Stock during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in options contracts related to Merck Stock, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

                                    (ii) a determination by the Calculation
                                    Agent in its sole discretion that any event described in clause (i) above materially interfered with the ability of Morgan Stanley or any of its affiliates to unwind or adjust all or a material portion of the hedge with respect to the Notes.

                                 For purposes of determining whether a Market
                                 Disruption Event has occurred: (1) a
                                 limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, (2) a decision to permanently discontinue trading in the relevant options contract will not constitute a Market Disruption Event, (3) limitations pursuant to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by the NYSE, any other self-regulatory organization or the Securities and Exchange Commission of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations shall constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in options contracts on Merck Stock by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to Merck Stock and
                                 (5) a suspension, absence or material
                                 limitation of trading on the primary
                                 securities market on which options contracts related to Merck Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Alternate Exchange
Calculation in case of an
Event of Default..............   In case an event of default with respect to the
                                 Notes shall have occurred and be continuing, the amount declared due and payable per Note upon any acceleration of any Note shall be determined by MS & Co., as Calculation Agent, and shall be equal to the principal amount of the Note plus any accrued and unpaid interest at the Interest Rate to but not including the date of acceleration; provided that if (x) the holder of a Note has submitted an Official
                                 Notice of Exchange to us in accordance with the Exchange Right or (y) we have called the Notes, other than a call for the cash Call
                                 Price, in accordance with the Morgan Stanley
                                 Call Right, the amount declared due and
                                 payable upon any such acceleration shall be an amount in cash per Note exchanged or called equal to the Exchange Ratio times the Market
                                 Price of Merck Stock (and any other Exchange
                                 Property), determined by the Calculation Agent as of the Exchange Date or as of the date of acceleration, respectively, and shall not include any accrued and unpaid interest thereon; provided further that if we have called the Notes for the cash Call Price, in accordance with the Morgan Stanley Call Right, the amount declared due and payable upon any such acceleration shall be an amount in cash per Note equal to the Call Price and shall not include any accrued and unpaid interest. See
                                 "--Call Price" above.

Merck Stock;
Public Information............   Merck is a pharmaceutical company that
                                 discovers, develops, manufactures and markets human and animal health products and provides pharmaceutical benefit services. Merck Stock is registered under the Exchange Act.
                                 Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange
                                 Commission (the "Commission"). Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the
                                 Commission at Room 1024, 450 Fifth Street,
                                 N.W., Washington, D.C. 20549, and copies of such material can be obtained from the Public
                                 Reference Section of the Commission, 450 Fifth
                                 Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission. The address of the Commission's website is http://www.sec.gov. Information provided to or filed with the

                                 Commission by Merck pursuant to the Exchange
                                 Act can be located by reference to Commission file number 1-3305. In addition, information regarding Merck may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

                                 This pricing supplement relates only to the Notes offered hereby and does not relate to Merck Stock or other securities of Merck. We have derived all disclosures contained in this pricing supplement regarding Merck from the publicly available documents described in the preceding paragraph. Neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Merck in connection with the offering of the Notes. Neither we nor the Agent makes any representation that such publicly available documents are or any other publicly available information regarding Merck is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of Merck Stock (and therefore the Exchange Ratio) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Merck could affect the value received on any Exchange Date or Call Date with respect to the Notes and therefore the trading prices of the Notes.

                                 Neither we nor any of our affiliates makes any representation to you as to the performance of Merck Stock.

                                 We and/or our affiliates may presently or from time to time engage in business with Merck, including extending loans to, or making equity investments in, Merck or providing advisory services to Merck, including merger and acquisition advisory services. In the course of such business, we and/or our affiliates may acquire non- public information with respect to Merck, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to Merck. The statements in the preceding two sentences are not intended to affect the rights of the holders of the Notes under the securities laws. As a prospective purchaser of a Note, you should undertake an independent investigation of Merck as in your judgment is appropriate to make an informed decision with respect to an investment in Merck Stock.

Historical Information........   The following table sets forth the published
                                 high and low Market Prices of Merck Stock during 1999, 2000, 2001 and during 2002 through February 26, 2002. The Market Price of
                                 Merck Stock on February 26, 2002 was $60.65.
                                 We obtained the Market Prices and other
                                 information listed below from Bloomberg
                                 Financial

                                 Markets and we believe such information to be accurate. You should not take the historical prices of Merck Stock as an indication of future performance. We cannot give any assurance that the price of Merck Stock will increase sufficiently to cause the beneficial owners of the Notes to receive an amount in excess of the principal amount on any Exchange Date or Call Date.

                                     Merck Stock         High    Low   Dividends
                                  -----------------     ------  ------ ---------
                                 (CUSIP 589331107)
                                 1999
                                 First Quarter......... $86.38  $68.75   $ .27
                                 Second Quarter........  85.00   66.00     .27
                                 Third Quarter.........  75.31   60.94     .29
                                 Fourth Quarter........  80.38   66.06     .29
                                 2000
                                 First Quarter.........  78.63   53.94     .29
                                 Second Quarter........  76.63   63.56     .29
                                 Third Quarter.........  77.19   63.75     .34
                                 Fourth Quarter .......  94.88   73.56     .34
                                 2001
                                 First Quarter.........  93.00   67.96     .34
                                 Second Quarter........  80.85   63.91     .34
                                 Third Quarter.........  71.22   61.00     .35
                                 Fourth Quarter........  69.95   57.17     .35
                                 2002
                                 First Quarter (through
                                 February 26, 2002)....  61.51   56.96      --

                                 Historical prices of and dividends on Merck
                                 Stock have been adjusted for a 2-for-1 stock split, which became effective in the first quarter of 1999.

                                 We make no representation as to the amount of dividends, if any, that Merck will pay in the future. In any event, as an owner of a Note, you will not be entitled to receive dividends, if any, that may be payable on Merck Stock.

Use of Proceeds and Hedging...   The net proceeds we receive from the sale of
                                 the Notes will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the Notes. See also "Use of Proceeds" in the accompanying prospectus.

                                 On or prior to the date of this pricing
                                 supplement, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Notes by taking positions in Merck Stock, in options contracts on Merck Stock listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging. In the event that we pursue such a hedging strategy, the price at which we are able to purchase such positions may be a factor in determining the pricing of the Notes. Purchase activity could potentially increase the price of Merck Stock, and therefore effectively increase the level to which Merck Stock must rise before you would receive an amount of Merck Stock worth as much as or more than the principal amount of your Notes on any Exchange

                                 Date or Call Date. Although we have no reason to believe that our hedging activity will have a material impact on the price of Merck Stock, we cannot give any assurance that we will not affect such price as a result of our hedging. Through our subsidiaries, we are likely to modify our hedge position throughout the life of the Notes by purchasing and selling Merck Stock, options contracts on Merck Stock listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities.

Supplemental Information
Concerning Plan of
Distribution..................   Under the terms and subject to conditions
                                 contained in the U.S. distribution agreement referred to in the prospectus supplement under "Plan of Distribution," the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of Notes set forth on the cover of this pricing supplement. The Agent proposes initially to offer the Notes directly to the public at the public offering price set forth on the cover page of this pricing supplement plus accrued interest, if any, from the Original Issue Date. We expect to deliver the Notes against payment therefor in New
                                 York, New York on March , 2002. After the initial offering of the Notes, the Agent may vary the offering price and other selling terms from time to time.

                                 In order to facilitate the offering of the Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes or Merck Stock. Specifically, the Agent may sell more Notes than it is obligated to purchase in connection with the offering or may sell Notes or Merck Stock it does not own, creating a naked short position in the Notes or Merck Stock, respectively, for its own account. The Agent must close out any naked short position by purchasing the Notes or Merck Stock in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Notes or Merck Stock in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, Notes or Merck Stock in the open market to stabilize the price of the Notes. Any of these activities may raise or maintain the market price of the Notes above independent market levels or prevent or retard a decline in the market price of the Notes. The Agent is not required to engage in these activities, and may end any of these activities at any time. See "--Use of Proceeds and Hedging" above.

ERISA Matters for Pension
Plans and Insurance
Companies.....................   Each fiduciary of a pension, profit-sharing or
                                 other employee benefit plan subject to the Employee Retirement Income Security Act of
                                 1974, as amended ("ERISA") (a "Plan"), should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

                                 In addition, we and certain of our
                                 subsidiaries and affiliates, including MS &
                                 Co. and Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) ("MSDWI"), may each be considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Notes are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider, unless the Notes are acquired pursuant to an exemption from the "prohibited transaction" rules. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

                                 The U.S. Department of Labor has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

                                 Because we may be considered a party in
                                 interest with respect to many Plans, the Notes may not be purchased or held by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchaser or holder is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or such purchase and holding is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, or holder of the Notes will be deemed to have represented, in its corporate and fiduciary capacity, by its purchase and holding thereof that it either (a) is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan or (b) is eligible for exemptive relief or such purchase or holding is not prohibited by ERISA or
                                 Section 4975 of the Code.

                                 Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14.

                                 In addition to considering the consequences of holding the Notes, employee benefit plans subject to ERISA (or insurance companies deemed to be investing ERISA plan assets) purchasing the Notes should also consider the possible implications of owning Merck Stock upon call or exchange of the Notes (other than in the case of a call of the Notes for the cash Call Price or an exchange with respect to which we elect to pay cash). Purchasers of the Notes have exclusive responsibility for ensuring that their purchase and holding of the Notes do not violate the prohibited transaction rules of ERISA or the Code.

United States Federal Income
Taxation......................   The Notes are Optionally Exchangeable Notes and
                                 investors should refer to the discussion under
                                 "United States Federal Taxation--Notes--
                                 Optionally Exchangeable Notes" in the
                                 accompanying prospectus supplement. In
                                 connection with the discussion thereunder, we
                                 have determined that the "comparable yield"
                                 is an annual rate of   % compounded
                                 semi-annually. Based on our determination of
                                 the comparable yield, the "projected payment
                                 schedule" for a Note (assuming a par amount
                                 of $1,000 or with respect to each integral
                                 multiple thereof) consists of the semi- annual
                                 coupons and an additional projected amount due
                                 at maturity, equal to $    .

                                 The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of United States Holders' interest accruals and adjustments in respect of the Notes, and we make no representation regarding the actual amounts of the payments on a Note.

                                                                         ANNEX A


                          OFFICIAL NOTICE OF EXCHANGE


                                             Dated: [On or after April   , 2002]

Morgan Stanley Dean Witter & Co.           Morgan Stanley & Co. Incorporated, as
1585 Broadway                                Calculation Agent
New York, New York 10036                   1585 Broadway
                                           New York, New York 10036
                                           Fax No.: (212) 761-0674
                                           (Attn: Meghan Maloney)

Dear Sirs:

     The undersigned holder of the Medium Term Notes, Series C, Senior Fixed
Rate Notes,   % Exchangeable Notes due March 30, 2010 (Exchangeable for Shares
of Common Stock of Merck & Co., Inc.) of Morgan Stanley Dean Witter & Co.
(CUSIP No. 617446HA0) (the "Notes") hereby irrevocably elects to exercise with respect to the principal amount of the Notes indicated below, as of the date hereof (or, if this letter is received after 11:00 a.m. on any Trading Day, as of the next Trading Day), provided that such day is prior to the earliest of
(i) the fifth scheduled Trading Day prior to March 30, 2010, (ii) the fifth scheduled Trading Day prior to the Call Date and (iii) in the event of a call for the cash Call Price, the last scheduled Trading Day prior to the Morgan Stanley Notice Date, the Exchange Right as described in Pricing Supplement No.
65 dated          , 2002 (the "Pricing Supplement") to the Prospectus Supplement
dated January 24, 2001 and the Prospectus dated January 24, 2001 related to Registration Statement No. 333-47576. Terms not defined herein have the meanings given to such terms in the Pricing Supplement. Please date and acknowledge receipt of this notice in the place provided below on the date of receipt, and fax a copy to the fax number indicated, whereupon Morgan Stanley will deliver, at its sole option, shares of the common stock of Merck & Co., Inc. or cash on the third business day after the Exchange Date in accordance with the terms of the Notes, as described in the Pricing Supplement.

     The undersigned certifies to you that (i) it is, or is duly authorized to act for, the beneficial owner of the principal amount of the Notes indicated below its signature (and attaches evidence of such ownership as provided by the undersigned's position services department or the position services department of the entity through which the undersigned holds its Notes) and (ii) it will cause the principal amount of Notes to be exchanged to be transferred to the Trustee on the Exchange Settlement Date.

     If the Exchange Settlement Date for this exchange falls after a Record Date and prior to the succeeding Interest Payment Date, the undersigned will deliver to the Trustee on the Exchange Settlement Date an amount of cash equal to the interest payable on the succeeding Interest Payment Date with respect to the principal amount of Notes to be exchanged. The amount of any such cash payment will be determined by the Calculation Agent and indicated in its acknowledgment of this Official Notice of Exchange.


                                              Very truly yours,


                                              ----------------------------------
                                              [Name of Holder]

                                              By:
                                                 -------------------------------
                                                 [Title]

                                              ----------------------------------
                                              [Fax No.]

                                              $
                                              ----------------------------------
                                              Principal Amount of Notes to be
Receipt of the above Official                 surrendered for exchange
Notice of Exchange is hereby acknowledged
MORGAN STANLEY DEAN WITTER & CO., as Issuer
MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent
By MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent


By:
   -----------------------------------
   Title:

Date and time of acknowledgment
                               -------------------

Accrued interest, if any, due upon surrender of the Notes for exchange: $
                                                                         -------

                        MORGAN STANLEY DEAN WITTER & CO.